EXHIBIT 11

                        CAPITOL COMMUNITIES CORPORATION
                       Computation of Earnings Per Share

                                        Twelve Months Ended
                                            September 30,

                                            1998         1997
                                            ----         ----
Shares Outstanding Beginning             7,312,000    7,000,000
 Of Period

Shares Issued During Period
   October 7, 1996                                       38,000
   November 12, 1996                                    150,000
   April 17, 9997                                       (38,000)
   April 25, 1997                                       (19,000)
   May 7, 1997                                          (19,000)
   October 7, 1997                          38,000
   October 20, 1997                         20,000
   October 28, 1997                        (19,000)
   December 31, 1997                        33,500
   April 2, 1998                            35,000
   April 17, 1998                         (700,000)
   April 30, 1998                          200,000
   September 30, 1998                        5,000
                                       -----------   ----------

Total Outstanding                        6,924,500    7,112,000

Weighted average number of               7,249,494    7,171,014
 shares outstanding

Shares deemed outstanding from
assumed exercise of stock options                -            -
                                       -----------   ----------
Total                                    7,249,494    7,171,014
                                       ===========   ==========

Earnings (loss) applicable to
 common shares                         $(3,829,723)  $ (143,768)
                                       ===========   ==========

Earnings (loss) per share of
 common stock                          $    (0.528)  $   (0.020)
                                       ===========   ==========
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